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                                                                    EXHIBIT 99

MEDIA CONTACT:       Chris Gallagher                     FOR IMMEDIATE RELEASE
                     Odwalla, Inc.
                     (650) 712-5512

                     ODWALLA AND FAMILIES REACH SETTLEMENT
          -- Pending Court Approval, Company and Families Move Forward --

(Half Moon Bay, Calif., May 26, 1998) -- Odwalla, Inc. (NASDAQ: ODWA) today announced that Odwalla and five families represented by William Marler of the law firm Kargianis Watkins Marler and Bruce Clark of the law firm Karr Tuttle have reached a settlement.

Odwalla, the families, and their attorneys have agreed not to disclose the amounts of the settlements other than to say that, pending court approval, funds will be placed in trusts to be used for the children?s future medical or educational needs.

"Our sympathy will forever be extended to the individuals and families who were affected by this," said Stephen Williamson, Odwalla's Chief Executive Officer. "We are all pleased to have reached a resolution which allows both the families and our company to move forward in a positive way," added Greg Steltenpohl, Co-Founder and Chairman of Odwalla.

Odwalla has already voluntarily paid all related medical expenses for these and other affected people. In addition, immediately following the recall in 1996, Odwalla implemented a fresh juice safety and quality assurance program that already meets and exceeds the Federal Drug Administration's recently proposed requirements for the industry. "We're proud to be leading the industry in safety and quality," said Williamson.

"We look forward to working closely with government agencies, consumer groups and institutions of research to help prevent foodborne illness and share what we have learned."

Odwalla, Inc. (NASDAQ: ODWA) is the leading supplier of nourishing beverages in the western United States, serving thousands of accounts in California, Washington, Colorado, Oregon, Texas, New Mexico, Nevada, Arizona, Michigan and Illinois from its production facility in Dibuna, California. For more information about Odwalla and its products, please visit our website, www.odwalla.com.


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